EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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POKER.COM INC. ANNOUNCES LAUNCH OF SKILLPOKER, NORTH AMERICA'S ONLY LEGAL ONLINE
POKER SITE


VANCOUVER, CANADA, September 17, 2003 - Poker.com Inc. (OTCBB: PKER) announced that its wholly owned subsidiary, SkillPoker.com Inc. has officially launched www.SkillPoker.com, the first and only legal only online poker site in North
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America.

SkillPoker.com Inc. will be offering cash prizes to players wishing to enter SkillPoker tournaments 24 hours per day, 7 days a week. The tournaments will not cost players any money during a promotional period which will conclude shortly after the launch and final testing phase. The Company anticipates revenues will be generated from the patent pending SkillPoker system immediately upon the release of the real money, pay_for_play version in the near future.

"We are excited to launch this innovative and unique product to the online gaming market", said Mr. Mark Glusing, President of Poker.com Inc. "We have an opportunity to capitalize on our patent pending technology and offer the North American poker playing market a safe and legal alternative to unregulated, unlicensed offshore operators. It is our mandate to create the most secure, legal and exciting online poker community and we are committed to listening to the needs of our players while meeting the concerns of legislators in the US and elsewhere. "

The Company also announces that it will be announcing the effective date for the name change from Poker.com Inc. to LegalPlay Entertainment Inc. (as approved by shareholders at the recent Annual General Meeting) as soon as possible.

About  SkillPoker

Poker.com Inc. through its wholly owned subsidiary, SkillPoker.com Inc. is the operator of www.SkillPoker.com, North America's online legal online poker site.
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SkillPoker.com  Inc. owns the patent pending SkillPoker technology which enables the operation of its own skill based online poker card rooms marketing directly to players in the United States, Canada and worldwide. SkillPoker.com Inc.'s poker card room is the only legal online system of gaming with all operations including the game servers located on North American soil.

On behalf of the Board of Directors,

Mr.  Mark  Glusing
President

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL
CONDITION, INCLUDING, IN PARTICULAR; THE ABILITY OF THE COMPANY TO DEVELOP THE SOFTWARE TECHNOLOGY IN CONNECTION


-30-

For further information please contact:

LegalPlay Entertainment Inc.
Investor Relations


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630 - 1188 West Georgia Street
Vancouver, B.C.
Canada, V6E 4A2

Tel:  (604) 689-5998
Fax:  (604) 689-8988
Email:  Info@skillpoker.com
Url:      www.skillpoker.com


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